UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2011

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-51217	20-1920798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois		60179
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2011, Sears Holdings Corporation (the “Company”) announced that the Company’s Board of Directors elected Louis J. D’Ambrosio as the Company’s Chief Executive Officer and President, beginning February 24, 2011 until a successor is named. Mr. D’Ambrosio also was elected to serve on the Board of Directors until the Company’s 2011 Annual Meeting of Stockholders. He will serve on the Finance Committee and the Stock Plan Committee of the Board of Directors.

W. Bruce Johnson, who had served as interim Chief Executive Officer and President, will remain with the Company as Executive Vice President and President - Off-Mall Businesses and Supply Chain. Mr. Johnson will continue to serve on the Company’s Board of Directors until the 2011 Annual Meeting of Stockholders.

Mr. D’Ambrosio served as the President and Chief Executive Officer of Avaya Inc. from July 2006 to June 2008. He also served as a director of Avaya from November 2006 to June 2008. Mr. D’Ambrosio was previously Avaya’s Senior Vice President and President, Global Sales and Marketing from November 2005 until July 2006. From January 2004 until November 2005, Mr. D’Ambrosio served as Avaya’s Group Vice President, Global Sales, Channels and Marketing. From December 2002 until December 2003, Mr. D’Ambrosio was Avaya’s Group Vice President, Avaya Global Services. Before joining Avaya, Mr. D’Ambrosio spent 16 years at International Business Machines Corporation, where he held several executive posts and was a member of the worldwide management committee. His roles included leading strategy for global services, sales and marketing for software, and industry operations for Asia Pacific. Mr. D’Ambrosio currently serves as the Non-Executive Chairman of the Board of Directors of Sensus (Bermuda 2) Ltd. and Sensus USA Inc., a clean technology company.

Mr. D’Ambrosio will receive an annual base salary of $1,000,000, with a sign-on bonus of $150,000 (gross) and participation in the Company’s 2011 Annual Incentive Plan (“AIP”) with a target award of 200% of his base salary. The AIP award, if payable, will be subject to pro-ration based on his start date. He will be required to repay the Company a pro rata portion of the sign-on bonus if, within 12 months of his start date, he voluntarily terminates his employment with the Company, other than for Good Reason, death or Disability, or if he is terminated by the Company for Cause (each as defined in his Executive Severance Agreement) within 12 months of his start date. He received a restricted stock award under the Company’s 2006 Stock Plan valued at $6,000,000 and will receive an additional restricted stock award equal to two times the number of shares of common stock that he purchases on the open market within a specified period. Mr. D’Ambrosio will not be eligible to participate in the Company’s Long-Term Incentive Program. He will be provided commuter benefits that include round trip transportation by charter aircraft between Philadelphia and the greater Chicago metropolitan area, ground transportation and corporate housing in the Hoffman Estates, Illinois area.

He will be responsible for any tax on imputed income arising out of his personal use of company-furnished charter aircraft. Mr. D’Ambrosio has entered into an Executive Severance Agreement with the Company, which provides, among other things, that if he is involuntarily terminated by the Company for any reason other than for Cause, death or Disability (or he voluntarily terminates his employment for Good Reason) after six months but before 12 months of employment, he will be deemed to have vested in a pro rata portion of each of his restricted stock grants that were scheduled to vest as of the first anniversary of his start date. If he is involuntarily terminated by the Company for any reason other than Cause, death or Disability (or he voluntarily terminates his employment for Good Reason) after the first anniversary of his start date, he will receive salary continuation equal to one month of base salary for each complete month worked beyond the first anniversary of his start date up to a maximum salary continuation period of twelve months, subject to mitigation. The Executive Severance Agreement also includes customary non-compete, non-solicitation and non-disclosure covenants.

A copy of the letter from the Company to Mr. D’Ambrosio relating to employment dated February 23, 2011 is attached hereto as Exhibit 10.1 and is incorporated herein by this reference. The foregoing description of the terms of the letter is qualified in its entirety by reference to the full text of the letter.

On February 23, 2011, the Company issued a press release announcing Mr. D’Ambrosio’s appointment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Section 9 -	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits An Exhibit Index has been filed as part of this Report on Page E-1, which Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS HOLDINGS CORPORATION

By:	/s/ William K. Phelan
William K. Phelan Senior Vice President, Controller and Chief Accounting Officer

Date: February 25, 2011

EXHIBIT INDEX

10.1	Letter from the Company to Louis J. D’Ambrosio relating to employment dated February 23, 2011.

99.1	Press release dated February 23, 2011.

E-1